POWER OF ATTORNEY

Know all men by these presents that Gary Morin does hereby make, constitute and appoint Kenneth L. Walker and Michael Q. Murray, or either one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms as may be required to be filed from time to time with the Securities and Exchange Commission with respect to: (i) Sections
13(d) and 16(a) of the Securities Exchange Act of
1934, as amended (the "Act"), including without limitation, Schedule 13D, Schedule 13G, statements on
Form 3, Form 4 and Form 5 and (ii) in connection with any applications for EDGAR access codes, including without limitation the Form ID.

/s/ Gary E. Morin

July 14, 2006